EMPLOYMENT AGREEMENT

                  THIS AGREEMENT (the "Agreement") is made and entered into by and between Safety Components International, Inc., a Delaware corporation (the "Company"), and Thomas W. Cresante ("Employee") and is dated as of the 19th day of May, 1997.

                              W I T N E S S E T H:

                  WHEREAS, the Company desires to employ Employee as its Executive Vice President and Chief Operating Officer; and

                  WHEREAS, Employee desires to accept such employment upon the terms set forth in the Agreement.

                  NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:

                  1. Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company, commencing as of May 19, 1997 (the "Effective Date"), for the Term (as defined below), in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and subject to the conditions hereinafter stated.

                  2. Term. Except as otherwise specifically provided in Section 7 below, the term of the Agreement (the "Term") shall commence on the Effective Date and shall continue until the third (3rd) anniversary of the Effective Date, subject to the terms and conditions of the Agreement.

                  3.  Position,   Duties,   Responsibilities  and  Services;  No
Violation

                  3.1 Position, Duties and Responsibilities. During the Term, Employee shall serve as Executive Vice President and Chief Operating Officer of the Company and shall be responsible for the duties attendant to such offices, which duties will be generally consistent with his position as an executive officer of the Company, and such other managerial duties and responsibilities with the Company, its subsidiaries or divisions as may be assigned by the Company's Chief Executive Officer or the Board of Directors of the Company (the "Board"). Employee shall be subject to the supervision and control of the Company's Chief Executive Officer and Board and the provisions of the By-Laws of the Company.

                  3.2 Services to be Provided.  During the Term,  Employee shall
(i) devote at least eighty percent (80%) of his working time, attention and energies to the affairs of

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

the Company and its subsidiaries and divisions, (ii) use his best efforts to promote its and their best interests, (iii) faithfully and diligently perform his duties and responsibilities hereunder, and (iv) comply with and be bound by the Company's operational policies, procedures and practices as are from time to time in effect during the Term. It shall be understood that, during the Term, Employee shall devote the remaining portion of his working time, attention and energies (not to exceed twenty percent (20%) to the affairs of Valentec International Corporation ("Valentec") as its Executive Vice President and Chief Operating Officer; provided, however, that the Company may at any time in its sole discretion terminate this provision and require that Employee devote one hundred percent (100%) of his working time to the Company. The Agreement shall not be construed as preventing Employee from serving as an outside director of any other company or from investing his assets, in each case, to the extent that it does not require a material amount of his time and, in each case, subject to the non-competition obligations contained in Section 9 below.

                  3.3 No Violation. Employee represents and warrants to the Company that the execution, delivery and performance of the Agreement by Employee will not breach, violate, conflict with, or cause a default under, any other agreement to which he is a party. Notwithstanding anything to the contrary contained herein, the representation contained in the preceding sentence shall survive any termination or expiration of the Agreement.

                  4. Compensation.

                  4.1 Base Salary. Employee shall be paid a base salary ("Base Salary") at an annual rate of two hundred and thirty-five thousand dollars ($235,000) per year, payable at such intervals as the other executive officers of the Company are paid, but in any event at least on a monthly basis. The Base Salary shall be reviewed by the Board on or before April 1 (the first day of the fiscal year of the Company) of each year during the Term, based upon recommendations of the Company's Chief Executive Officer, with such reviews to commence in 1998, and shall be subject to increase in the sole discretion of the Board, taking into account the recommendation of the Company's Chief Executive Officer, merit, corporate and individual performance and general business conditions, including changes in the cost of living index. Any such increase shall be retroactive to the anniversary of the Effective Date immediately preceding such review.

                  4.2 Bonus Compensation. Employee shall also be eligible for an annual performance-related bonus ("Bonus Compensation") commencing with the Company's fiscal year ended March 31, 1998 (the "1998 Fiscal Year"). For the 1998 Fiscal Year, the Company shall pay Employee Bonus Compensation of a minimum of fifty thousand dollars ($50,000). The Bonus Compensation of Employee, if any, for each fiscal year of the Term, including any amount in excess of the $50,000 minimum amount for the 1998 Fiscal Year, shall be determined by the compensation committee of the Board ("Compensation Committee"), in its sole discretion, taking into account the recommendation of the Company's Chief Executive Officer, and may be paid in cash and/or capital stock of the Company in the sole discretion of the Board. Bonus

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

Compensation shall be based upon the achievement of certain numerate and non-numerate performance objectives to be established for each fiscal year which entitle Employee to Bonus Compensation targeted at fifty percent (50%) of the Base Salary of Employee. The Company shall pay the Bonus Compensation to Employee, if any, for each fiscal year of the Term within thirty (30) days of the completion by the Company's accountants of their audit of the Company's financial statements for such fiscal year.

                  4.3 Stock Options. On the Effective Date, the Company hereby agrees to cause the issuance to Employee of stock options ("Stock Options") to purchase shares of common stock, $.01 par value, of the Company ("Common Stock") as follows: Stock Options to purchase 225,000 shares of Common Stock to be issued on the Effective Date ("Base Stock Options"). Employee will also be eligible for consideration of additional stock options during each year of the Term, as determined by the Compensation Committee, in its sole discretion ("Additional Stock Options"). All Base Stock Options and any Additional Stock Options shall be issued pursuant to, and in accordance with, the Company's 1994 Stock Option Plan (the "Plan"). The issuance of the Base Stock Options shall be subject to approval of the Shareholders of the Company. The Company shall submit for approval of its Shareholders at the next annual meeting of Shareholders of the Company, any increase in the shares authorized under the Plan as may be necessary for issuance of the Base Stock Options to be granted hereunder. The maximum number of Base Stock Options shall be qualified stock options under the Plan as would not cause a disqualification under applicable Internal Revenue Code Sections or regulations thereunder, and the remainder of Base Stock Options shall be non-qualified stock options under the Plan. Each Base Stock Option shall be exercisable at a price equal to the Fair Market Value (as defined in the Plan) of the Common Stock on the date of issuance of such Base Stock Option (or if such date is not a business day, then such option shall be exercisable at a price equal to the Fair Market Value on the next business day following such date) in accordance with the terms of the Plan and shall vest over a three year period from the date of grant at a rate of 331/3% per year, commencing with the first anniversary of the date of grant. Employee's vested Base Stock Options shall be exercisable for a period of ten years from the date of issuance. Upon the termination of the Agreement, any unvested Base Stock Options shall lapse, except as otherwise provided in Section 7 below, and Employee shall have ninety
(90) days from the date of termination of his employment with the Company, for any reason, to exercise any vested Base Stock Options (one year in the case of termination by reason of death or disability of Employee).

                  5. Employee Benefits.

                  5.1 Benefit Programs. During the Term, Employee shall be entitled to participate in and receive benefits generally made available now or hereafter to executive officers of the Company under all benefit programs, arrangements or perquisites of the Company including, but not limited to, pension and other retirement plans, including a 401(K) plan, hospitalization, surgical, dental and major medical coverage and short and long term disability benefits.


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                  5.2 Vacation.  During the Term,  Employee shall be entitled to four (4) weeks vacation with pay during each year of his employment hereunder consistent with his position as an executive officer of the Company (pro-rated as necessary for partial calendar years during the Term); provided, however, that the vacation days taken do not interfere with the operations of the Company. Such vacation may be taken, in Employee's discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company. Employee shall not be entitled to any additional compensation in the event that Employee, for whatever reason, fails to take such vacation during any year of his employment hereunder. Employee shall also be entitled to all paid holidays given by the Company to its executive officers.

                  5.3 Life Insurance. Subject to the availability on commercially reasonable terms, during the Term, the Company shall maintain in effect and pay the premiums for a term life insurance policy covering Employee in an amount equal to two million dollars ($2,000,000) (the "Life Insurance Amount"), the beneficiary of which shall be designated by Employee.

                  5.4 Automobile. During the Term, the Company will provide Employee with an automobile allowance of $1,200 per month for all expenses relating to the insurance, maintenance and operation of Employee's automobile.

                  5.5 Country Club Membership. During the Term, the Company will, promptly following the submission of documentation reasonably satisfactory to the Company, reimburse Employee for annual membership and associated fees paid by Employee during such fiscal year in the so-called "Gainey Ranch" country club, or another equivalent country club.

                  6. Expenses. Upon submission by Employee of a bill from his previous employer, the Company shall deliver to Employee's previous employer a check made payable to such employer in the approximate amount of fifty-five thousand dollars ($55,000), in order to repay advances received by Employee for relocation and temporary living expenses. During the Term, the Company shall reimburse Employee upon presentation of appropriate vouchers or receipts and in accordance with the Company's expense reimbursement policies for executive officers, for all reasonable travel and entertainment expenses (other than automobile expenses) incurred by Employee in connection with the performance of his duties under the Agreement.

                  7. Consequences of Termination of Employment.

                  7.1 Death. In the event of the death of Employee during the Term, Employee's employment hereunder shall be terminated as of the date of his death and Employee's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of the Employee (collectively, the "Estate") shall be paid, in addition to any life insurance proceeds pursuant to Section 5.3 above, Employee's unpaid Base Salary through the month in which the death occurs and any unpaid Bonus Compensation which is set forth in this Agreement or thereafter approved by the Company's Board (taking into account the


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

recommendation of the Company's Chief Executive Officer) for any fiscal year which has ended as of the date of such termination or which was at least one half (1/2) completed as of the date of death. In the case of such incomplete fiscal year, the Bonus Compensation shall be pro-rated and all such Bonus Compensation payable as a result of this Section 7.1 shall be otherwise payable as set forth in Section 4.2 above. The Estate shall be entitled to all other death benefits in accordance with the terms of the Company's benefit programs and plans.

                  7.2 Disability. In the event Employee shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of either (i) ninety (90) consecutive days or (ii) one hundred eighty
(180) days in any consecutive three hundred sixty-five (365) day period, the Company shall have the right to terminate this Agreement by giving Employee ten
(10) days' prior written notice. If Employee's employment hereunder is so terminated, Employee shall be paid, in addition to payments under any disability insurance policy in effect, Employee's unpaid Base Salary through the month in which such termination occurs, plus Bonus Compensation on the same basis as is set forth in Section 7.1 above.

                  7.3 Termination of Employment of Employee by the Company for Cause. Nothing herein shall prevent the Company from terminating Employee's employment under the Agreement for Cause (as defined below). In the event Employee is terminated for Cause, Employee shall be paid his unpaid Base Salary (but no Bonus Compensation) through the month in which such termination occurs. The term "Cause" as used herein, shall mean (i) Employee's willful misconduct, material dishonesty or fraud in the performance of his duties hereunder, (ii) the continued failure or refusal of Employee (following written notice thereof) to carry out any reasonable request of the Company's Chief Executive Officer or Board for the provision of services hereunder, (iii) the material breach of the Agreement by Employee or (iv) the entering of a plea of guilty or nolo contendere to, or the conviction of Employee of, a felony or any other criminal act involving moral turpitude, dishonesty, theft or unethical business conduct. For purposes of this Section 7.3, no act or omission shall be considered willful unless done or omitted to be done in bad faith and without reasonable belief that such act or omission was in the best interest of the Company.

                  Termination of employment of Employee pursuant to this Section
7.3 shall be made by delivery to Employee of a letter from the Board generally setting forth a description of the conduct which provides the basis for a termination of employment of Employee for Cause; provided, however, that, prior to the termination of the Agreement for a basis set forth in Sections 7.3(ii) or 7.3(iii) above (which is capable of being cured), Employee shall be given notice of the basis for termination by the Company and a reasonable opportunity to cure such breach.

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



          7.4 Termination of Employment Other than for Cause, Death or
Disability.

                         (a) Termination. The Agreement may be terminated (i) by
the Company (in addition to termination pursuant to Sections 7.1, 7.2 or 7.3 above) at any time and for any reason, (ii) by the Employee at any time and for any reason or (iii) upon the expiration of the Term.

                         (b) Severance and Non-Competition Payments.

                         (1) If the  Agreement  is  terminated  by the  Company,
including by reason of a Constructive Termination (as defined below), other than as a result of death or disability of Employee or for Cause (and other than in connection with a change in control of the Company (as defined below)), the Company shall pay Employee a severance and noncompetition payment equal to the sum of (x) an amount equal to the Base Salary for the remainder of the Term plus
(y) an amount equal to the Bonus Compensation earned by the Employee in respect of the last year immediately preceding the year of termination, multiplied by the number of years remaining in the Term (including, in the case of a partial year, the fraction of such year which is remaining); provided; however, that a termination during the last twelve (12) months of the Term shall be governed by Subsection 7.4(b)(5) below. Such severance and non-competition payment shall be payable in equal monthly installments commencing on the first day of the month following termination and shall continue for the remainder of the Term.

                         (2) For purposes of the Agreement, a "change in control
of the Company" shall be deemed to have occurred if (i) the Company shall have merged or consolidated with an unaffiliated entity or the Company shall have transferred or sold all or substantially all of its assets to an unaffiliated entity, other than a transaction which is approved by Employee in his capacity as a shareholder of the Company, or (ii) there shall be a change in the constituency of a majority of the members of the Board within any twelve (12) month period, other than a change which Employee voted in favor of in his capacity as a shareholder of the Company.

                         (3) For  purposes  of the  Agreement,  a  "Constructive
Termination" shall be deemed to have occurred upon (i) the removal of Employee from or a failure of Employee to continue as Executive Vice President and Chief Operating Officer of the Company, (ii) any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to such positions, or (iii) the material breach by the Company of the Agreement if, in any such case, the Employee does not agree to such change and elects to terminate his employment.

                         (4) In the event of a termination  of employment by the
Company following a change in control of the Company (including by reason of a Constructive Termination), the Company shall pay the Employee a severance and non-competition payment

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equal to two (2) times the sum of the Base Salary plus the Bonus Compensation in respect of the year immediately preceding the year of termination. Such severance and non-competition payment shall be payable in a lump sum on the first day of the month following the termination. In addition, all unvested Base Stock Options which were granted prior to the date of termination shall be deemed to have vested on the date of such change in control.

                         (5) If this Agreement is not renewed beyond the Term by
the parties hereto or if the Agreement is terminated by the Company (other than as a result of death or disability of Employee or for Cause and other than in connection with a change in control), including by reason of a Constructive
Termination, in accordance with this Section 7 during the last twelve (12) months of the Term, the Company shall pay Employee a severance and noncompetition payment equal to the sum of (x) an amount equal to the Base Salary in respect of the year immediately preceding the year of termination plus
(y) an amount equal to the Bonus Compensation earned by Employee in respect of the year immediately preceding the year of termination. Such severance and non-competition payment shall be payable in twelve (12) equal monthly installments commencing on the first day of the month following termination. In addition, all unvested Base Stock Options shall be deemed to have vested on the date of such termination.

                         (6) If Employee  terminates his employment  voluntarily
prior to the  expiration  of the Term,  Employee  shall be paid his unpaid  Base
Salary  (but  no  Bonus  Compensation)   through  the  date  of  such  voluntary
termination.

                         (7) The Employee  shall not be required to mitigate the
amount of any severance and non-competition payment provided for under the Agreement by seeking other employment or otherwise.

                  8. Confidential Information.

                  8.1 The Employee agrees not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company or Valentec except (i) while employed by the Company or Valentec, in the business of and for the benefit of the Company or Valentec or
(ii)  when  required  to do so by a  court  of  competent  jurisdiction,  by any governmental agency having supervisory authority over the business of the Company or Valentec, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company or Valentec to divulge, disclose or make accessible such information. For purposes of the Agreement, "Confidential Information" shall mean non-public information concerning the Company's or Valentec's financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company or Valentec, that, in any case, is not otherwise generally

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available to the public and has not been disclosed by the Company or Valentec to others not subject to confidentiality agreements. In the event Employee's employment is terminated hereunder for any reason, he immediately shall return to the Company or Valentec all Confidential Information in his possession.

                  8.2 The Employee and the Company agree that the covenant regarding confidential information contained in this Section 8 is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. The Employee agrees that any breach of the covenant contained in this
Section 8 would irreparably injure the Company or Valentec, as the case may be. Accordingly, the Employee agrees that the Company and/or Valentec, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 8.

                  8.3 The provisions of this Section 8 shall extend for the Term and shall survive the termination of the Agreement for the greater of (x) the period in which severance and non-competition payments are made pursuant to the Agreement or (y) two years from the date the Agreement is terminated.

                  9. Non-Competition; Non-Solicitation.

                  9.1 The Employee agrees that, during the Non-Competition Period (as defined in Section 9.4 below), without the prior written consent of the Company or Valentec, as the case may be: (i) he shall not, directly or indirectly, either as principal manager, agent, consultant, officer, director, greater than two (2 %) percent holder of any class or series of equity securities, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in or otherwise be connected with, any entity which is now or at the time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the business of the Company (currently the manufacture and sale of (i) automotive airbags and (ii) military ordnance products) or Valentec including, for these purposes, any business in which, at the termination of his employment, there was a bona fide intention on the part of the Company or Valentec to engage in the future; and (ii) he shall not, on behalf of any competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company or Valentec.

                  9.2 During the Non-Competition Period, Employee agrees that, without the prior written consent of the Company or Valentec, as the case may be, (and other than on behalf of the Company or Valentec), Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who

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has been employed by the Company or Valentec at any time during the one (1) year period immediately preceding such date of hiring or solicitation.

                  9.3 The Employee and the Company agree that the covenants of non- competition and non-solicitation contained in this Section 9 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. The Employee agrees that any breach of the covenants contained in this
Section 9 would irreparably injure the Company or Valentec, as the case may be. Accordingly, the Employee agrees that the Company, or Valentec, as the case may be, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 9.

                  9.4 The provisions of this Section 9 shall extend for the Term and survive the termination of the Agreement for the greater of (x) one year from the date of such termination and (y) the period in which severance and non-competition payments are made to Employee pursuant to this Agreement (herein referred to as the "Non-Competition Period").

                  10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

To the Company:            Safety Components International, Inc.
                           3190 Pullman Street
                           Costa Mesa, California 92626
                           Telephone: (714) 662-7756
                           Telecopy: (714) 662-7649
                           Attention: Chief Executive Officer

or to its principal executive offices as set forth on the cover page of its latest filing with the Securities and Exchange Commission, if different.

To Employee:               Thomas W. Cresante
                           8656 E. Larkspar
                           Scottsdale, AZ 85260

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or  to  such  other  address  as is reflected in  the  Company's records  as the
Employee's principal residence.

                  11. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such matters.

                  12. Binding Effect. Except as otherwise provided herein, the Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Employee. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or capital stock of the Company.

                  13. No Assignment. Except as contemplated by Section 12 above, the Agreement shall not be assignable or otherwise transferable by either party.

                  14. Amendment or Modification; Waiver. No provision of the Agreement may be amended or waived unless such amendment or waiver is authorized by the Board and is agreed to in writing, signed by Employee and by a duly authorized officer of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

                  15. Fees and Expenses. If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of each party's rights or obligations hereunder or to set aside any provision hereof, or for any other judicial remedy, the prevailing party shall be entitled to reimbursement from the other party for its costs and expenses incurred thereby, including but not limited to, reasonable attorneys' fees and disbursements.

                  16. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to its conflicts of law rules.

                  17. Titles. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

                  18. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.


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



                  19. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and


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


provisions of the Agreement or affecting the validity or enforceability of any of the terms and provisions of the Agreement in any other jurisdiction.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                              SAFETY COMPONENTS INTERNATIONAL, INC.


                              By:
                                     -------------------------------------
                              Name:  Robert A. Zummo
                              Title: President and Chief Executive Officer


                                     -------------------------------------
                                     Thomas W. Cresante

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